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ARCONIC INC.

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FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Patricia Figueroa	Shona Sabnis
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Patricia.Figueroa@arconic.com	Shona.Sabnis@arconic.com

Arconic Urges Shareholders to Ask Elliott Important Questions

Arconic Leadership Has Generated $8 Billion of Shareholder Value in 8 Yearsi

NEW YORK, April 11, 2017 – Arconic (NYSE: ARNC) today provided a list of questions for investors to ask Elliott Management (“Elliott”), which is seeking to elect four directors to the Board of Directors of Arconic at the upcoming Annual Meeting of Shareholders, to be held on May 16, 2017. In particular, Arconic suggests that all shareholders ask Elliott questions on these important points:

1.	After three directors on Arconic’s Board were added last year at Elliott’s recommendation, Elliott has now nominated four more directors.

Question: How are other shareholders’ interests served by giving Elliott, a 13.2% shareholder, the privilege of nominating seven of Arconic’s 13 directors?

2.	Elliott suggests that Arconic’s Board install Larry Lawson as the new CEO of Arconic. Mr. Lawson has a non-compete agreement with his prior employer that legally restricts him from serving as Arconic’s CEO. In fact, Mr. Lawson’s prior employer has stated that he is already in violation of the agreement due to his involvement with Elliott.

Questions: Does Elliott believe that Mr. Lawson should violate his contractual commitment to his prior employer? Is Mr. Lawson treating his prior employer ethically by violating his non-compete agreement by offering to work for Arconic?

3.	Mr. Lawson is on Elliott’s payroll. In fact, Elliott has already paid Mr. Lawson approximately $6.6 million in consulting fees and indemnification for breaching his non-compete agreement. In total, Elliott has agreed to pay him approximately $28 million over the course of the next two years, regardless of whether Mr. Lawson becomes Arconic’s CEO.

Questions: Aren’t other shareholders’ interests best served by assigning the full Board the responsibility of selecting the CEO? Why should that be Elliott’s privilege? How would Elliott propose to resolve the apparent conflict of interest caused by appointing a CEO to whom it is paying tens of millions of dollars on the side?

4.	When Elliott began its proxy contest, it produced an analysis indicating that it thought Arconic’s Global Rolled Products (“GRP”) division, which generated EBITDA of $577 million in 2016, could increase its EBITDA by $750 million. Within a matter of days, Elliott issued multiple revisions of its analysis and now seemingly believes that EBITDA can only be expanded by $245 million.ii

Questions: Does the same prescription apply to a division that has an opportunity to increase EBITDA by 42% as one that could more than double its EBITDA? In light of Elliott’s admitted, significant analytical error, how can shareholders rely on Elliott’s analysis or plans for Arconic’s future?

5.	Elliott has compared Arconic’s Engineered Products Solutions (“EPS”) business to that of Precision Castparts (“PCC”). However, EPS is significantly smaller than PCC and does not participate in some of the higher margin segments in which PCC is a market leader. Cowen and Companyiii recently published a report noting “the benchmark that Elliott cites is an unrealistic bar.”

Questions: Are Elliott’s conclusions about margin potential and underperformance well informed? How specifically does Elliott suggest that EPS, despite being much smaller and not participating in some high margin segments, close the margin gap to PCC?

6.	Klaus Kleinfeld was appointed as CEO of Alcoa Inc. when the Company was highly levered and the price of aluminum was near an all-time high. In the nine months thereafter, aluminum prices collapsed and Alcoa Inc.’s stock price fell dramatically. Since then, shareholders of Alcoa Inc., now Arconic, have seen Total Shareholder Return (“TSR”) of 182%iv, as the Company generated $8 billion in shareholder wealth in eight years.[i] Alcoa Inc. shareholder return also outperformed both the S&P 500 Metals & Mining Index and the overall S&P Metals & Mining Index since 2009.[v] Alcoa Inc. was included in these two indices from 2009 until the separation in November 2016, and unlike the broad S&P 500 index, these indices include companies where earnings power and share prices are highly correlated to underlying commodity prices, making these indices the appropriate benchmark for comparison.

Questions: How can Elliott ignore the impact of the global financial crisis when evaluating Alcoa Inc.’s shareholder returns? How does providing a comparison to (i) broad market indices that are not directly levered to commodity pricing or (ii) companies that were not

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comparable to Alcoa Inc. for the vast majority of the time period provide shareholders with any insight into Alcoa Inc.’s relative performance? Shouldn’t Elliott focus on relative performance to indices that include large-scale commodity producers with share price correlation to commodity markets (i.e. S&P Metals & Mining and S&P 500 Metals & Mining indices)?

7.	Elliott has commended Alcoa Inc. for separating its business into two publicly traded companies, Arconic and Alcoa Corporation. Indeed, Elliott said that Alcoa Inc. would not be fully valued unless the Company took action to split its businesses into two public companies. Now, however, Elliott is using TSR data that deliberately excludes the value created by the separation by measuring Mr. Kleinfeld’s performance (and the Alcoa Inc. stock performance) only until the day before the split into two public companies.

Questions: Why should shareholders ignore the value created by the successful separation of Arconic and Alcoa Corporation in calculating the value created by the current leadership team? Isn’t it disingenuous to suggest that shareholders ignore the successful culmination of the strategic transformation of Alcoa Inc. that was executed by Mr. Kleinfeld and the rest of the management team under the oversight of the Board?

8.	The current management team, led by Mr. Kleinfeld, has a strong track record of performance that has been demonstrated before, during and after completing the highly complex separation of Alcoa Inc. Following actions taken to save Alcoa Inc. during the global financial crisis by reducing costs and strengthening the balance sheet, the management team executed a complex transformation of the upstream and downstream businesses. The transformation built Arconic into the company it is today, completing divestitures, organic growth projects and acquisitions to focus on the high growth, high value aerospace and automotive markets. Leadership created a successful culture of innovation and technology, with a strong focus on cost competitiveness and established deep customer partnerships that are the lifeblood of Arconic. Arconic’s major customers, including Airbus, Boeing, GE and United Technologies have all expressed their strong support for Mr. Kleinfeld and his continued leadership of Arconic.

Question: Why aren’t shareholders’ interests best served by a management team with a strong and proven execution-focused track record? Wouldn’t critical customer relationships be jeopardized by a change in leadership and strategy as Elliott is proposing?

9.	Arconic has a substantially new Board; seven of its 12 independent directors have joined the Board in the last 15 months. Three of those directors were added at the recommendation of Elliott. Directors have met with Elliott, other shareholders, customers, suppliers and employees. The Board has engaged in extensive analysis of Elliott’s claims and of the strategy, performance and leadership of Arconic.

Questions: Why should shareholders doubt the judgment of highly qualified independent directors who have worked diligently to evaluate Elliott’s claims and have access to information that Elliott does not? Why aren’t shareholders best served by these independent directors, a majority of whom are new, three of whom were recommended by Elliott, and all of whom concluded that Arconic has the right strategy and the right leadership?

Information regarding the Company’s track record and plan for continued value creation is available in its presentation to shareholders dated March 27, 2017. The presentation and other materials are available at www.arconic.com/annualmeeting.

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Forward–Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “guidance,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to the growth of end markets and potential share gains; statements and guidance regarding future financial results or operating performance; and statements about Arconic’s strategies, outlook, business and financial prospects. Forward-looking statements are not guarantees of future performance, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties, including, but not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements, and other initiatives; (d) changes in discount rates or investment returns on pension assets; (e) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (f) the impact of cyber attacks and potential information technology or data security breaches; (g) political, economic, and regulatory risks in the countries in which Arconic operates or sells

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products; (h) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; and (i) the other risk factors discussed in Arconic’s Form 10-K for the year ended December 31, 2016, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Arconic disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this communication is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. Arconic has not provided a reconciliation of any forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures because Arconic is unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts, and Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliations of forward-looking non-GAAP financial measures such as adjusted EBITDA margin to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from these non-GAAP measures, such as the effects of foreign currency movements, equity income, gains or losses on sales of assets, taxes and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume.

[i]	Value represents the aggregate change in market value of the total shares outstanding of Alcoa Inc. from March 18, 2009 through March 1, 2017, plus dividends. Analysis begins on March 18, 2009, the day prior to Alcoa Inc.’s recapitalization. Management and the Board took decisive action to stabilize Alcoa Inc. in the face of extreme market headwinds. On March 19, 2009, Alcoa Inc. priced $906M of common equity and $575M of convertible debt, which ensured Alcoa Inc. would have adequate liquidity to survive the 2009 financial crisis. Calculation based on closing prices and reflects Arconic analysis of Capital IQ data.
ii	Elliott Definitive Proxy Statement, filed March 9, 2017, p. 11.
iii	Cowen and Company equity research report, “ARNC Initiation: PCP’s Margin Bogey is Unrealistic”, March 29, 2017; Permission to use quotations neither sought nor obtained.
iv	Represents package value to Alcoa Inc. shareholders from March 18, 2009 through March 1, 2017. Package value to Alcoa Inc. shareholders includes Alcoa Inc. total shareholder return through October 31, 2016. From November 1, 2016 through March 1, 2017, package value to the Alcoa Inc. shareholder is calculated based on the performance of 1 share of Arconic and 1/3 share of Alcoa Corp. On November 1, 2016, as a result of the separation, every shareholder of Alcoa Inc. retained 1 share of Arconic and received 1/3 share of Alcoa Corp. for every 1 share of Alcoa Inc.; the package value calculates the total value to the former Alcoa Inc. shareholder over the specified time period. Calculation based on closing prices and reflects Arconic analysis of Capital IQ data.
[v]	The indices that Alcoa Inc. was included in every year leading up to the separation: S&P 500 Metals & Mining Index and S&P Metals & Mining Index performance reflects the period March 18, 2009 to March 1, 2017. Performance calculated based on closing prices using data sourced from Capital IQ.